Exhibit 3.1
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
athenahealth, Inc.
     athenahealth, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is athenahealth, Inc.. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 21, 1997 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Athena Healthcare Incorporated.
     2. This Fifth Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Fourth Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on April 15, 2004 (the “Fourth Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the “DGCL”).
     3. The text of the Fourth Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.
ARTICLE I
     The name of the Corporation is athenahealth, Inc..
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
     The total number of shares of capital stock which the Corporation shall have authority to issue is one-hundred fifty six million three hundred eighty nine thousand six hundred and eighty four (156,389,684) shares, of which (i) one hundred twenty-five million (125,000,000) shares shall be a class designated as common stock, par value $0.01 per share (the “Common Stock”), (ii) twenty-six million three hundred eighty-nine thousand six hundred eighty-four (26,389,684) shares shall be a class designated as convertible preferred stock, par value $0.01 per share (the “pre-IPO Preferred Stock”), and (iii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.01 per share (the “Undesignated Preferred Stock” and, together with the pre-IPO Preferred Stock, the “Preferred Stock”).
     The number of authorized shares of the class of Common Stock and Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the pre-IPO Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).
     The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.
A. COMMON STOCK
          Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):
     (a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;
     (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and
     (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. PREFERRED STOCK
Section 1 through 5 of this Section B are intentionally omitted
6. Preferred Stock.
          6.1 Designation. One Million Six Hundred Thousand (1,600,000) shares of the Preferred Stock of the Corporation are hereby designated as “Series A-1 Convertible Preferred Stock” and are hereinafter referred to as “Series A-1 Preferred;” One Million Forty-Five Thousand Fifteen (1,045,015) shares of the Preferred Stock of the Corporation are hereby designated as “Series A-2 Convertible Preferred Stock” and are hereinafter referred to as “Series A-2 Preferred;” One Million Two Hundred Fifty Thousand (1,250,000) shares of the Preferred Stock of the Corporation are hereby designated as “Series B-1 Convertible Preferred Stock” and are hereinafter referred to as “Series B-1 Preferred;” One Hundred Twenty-Seven Thousand Six Hundred Five (127,605) shares of the Preferred Stock of the Corporation are hereby designated “Series B-2 Convertible Preferred Stock” and are hereinafter referred to as “Series B-2 Preferred”; Eight Million (8,000,000) shares of the Preferred Stock of the Corporation are hereby designated “Series C Convertible Preferred Stock” and are hereinafter referred to as “Series C Preferred;” Twelve Million, Nine Hundred Seventy-Seven Thousand, Three Hundred Eighty (12,977,380) shares of the Preferred Stock of the Corporation are hereby designated “Series D Convertible Preferred Stock” and are hereinafter referred to as “Series D Preferred;” and One Million, Three Hundred Eighty-Nine Thousand, Six Hundred Eighty-Four (1,389,684) shares of the Preferred Stock of the Corporation are hereby designated “Series E Convertible Preferred Stock” and are hereinafter referred to as “Series E Preferred”. As used herein, the term “Preferred Stock” means collectively, the Series A-1 Preferred, the Series A-2 Preferred, the Series B-1 Preferred, the Series B-2 Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred, share for share alike and without distinction as to series, except as otherwise expressly provided or as the context requires otherwise.
          6.2 Voting Power.
               (a) General. Except as may be otherwise provided herein or by law, the Preferred Stock shall vote with the Common Stock as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of whole shares of Common Stock into which each such share of Preferred Stock is then convertible.
               (b) Director Election Right. The holders of the outstanding shares of the Series C Preferred, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation (the “Series C Directors”) and the holders of the outstanding shares of the Series D Preferred, voting as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series D Director,” and collectively with the Series C Directors, the “Preferred Directors”). At any annual or special meeting of the Corporation (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or by written consent) of the holders of a majority of the outstanding shares of Series C Preferred shall constitute a quorum for the election of the Series C Directors, and the holders of a majority of the outstanding shares of Series D Preferred shall constitute a quorum for the election of the Series D Director. The Corporation agrees to reimburse the Preferred Directors for reasonable expenses incurred in attending board meetings and performing work on behalf of the Corporation.
          6.3 Dividends. No dividends (other than dividends or distributions payable solely in shares of Common Stock of the Corporation) shall be paid or declared, and no other distribution shall be made, on or with respect to the Common Stock of the Corporation unless and until (i) dividends with respect to the Preferred Stock shall have been paid, or declared and set aside for payment, in an amount which the holders of Preferred Stock would have received if they had converted their Preferred Stock into Common Stock immediately prior to the record date for such dividend or distribution, and (ii) the holders of the Series C Preferred, Series D Preferred and Series E Preferred shall have received, in addition to the amount payable pursuant to the foregoing clause (i), their Non-Cumulative Return for that fiscal year as described below. No dividends shall be paid or declared, and no other distribution shall be made, on or with respect to either the Series A-1 Preferred, the Series A-2 Preferred, the Series B-1 Preferred, or the Series B-2 Preferred unless and until (x) equivalent dividends (treating each series on an as converted basis) with respect to the Series C Preferred, Series D Preferred and Series E Preferred shall have been paid, or declared and set aside for payment, in an amount which the holders thereof would have received if they had converted their Preferred Stock into Common Stock immediately prior to the record date for such dividend or distribution, and (y) the holders of the Series C Preferred, Series D Preferred and Series E Preferred shall have received, in addition to the amount payable pursuant to the foregoing clause (x), their Non-Cumulative Return for that fiscal year as described below. The holders of the Series C Preferred, Series D Preferred and Series E Preferred shall be entitled to receive, on a pari passu basis, dividends at a rate of eight percent (8%) per annum, payable as, if and when declared by the Board of Directors of the Corporation (the “Non-Cumulative Return”). Such dividends shall not be cumulative, and, therefore, if not declared in any fiscal year of the Corporation, the right to such dividend shall terminate and shall not carry forward to the next fiscal year.
          6.4 Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the liquidation of the assets of the Corporation shall be accomplished as follows:
               (a) Before any distribution or payment is made upon any other capital stock of the Corporation, holders of the Series E Preferred shall first be entitled to receive $5.04 from the assets of the Corporation for each share of Series E Preferred plus any declared but unpaid dividends thereon, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting the Series E Preferred. The amount to be received by holders of Series E Preferred as aforesaid is referred to herein as the “Series E Liquidation Preference Payment.” After payment of all preferential amounts to be paid to the holders of Series E Preferred, the holders of Series D Preferred shall be entitled to receive $3.08 from the assets of the Corporation for each share of Series D Preferred plus any declared but unpaid dividends thereon, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification of similar event affecting the Series D Preferred. The amount to be received by holders of Series D Preferred as aforesaid is referred to herein as the “Series D Liquidation Preference Payment.” After payment of all preferential amounts to be paid to the holders of Series E Preferred and Series D Preferred, the holders of Series C Preferred shall be entitled to receive $1.40 from the assets of the Corporation for each share of Series C Preferred plus any declared but unpaid dividends thereon, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification of similar event affecting the Series C Preferred. The amount to be received by the holders of Series C Preferred as aforesaid is referred to herein as the “Series C Liquidation Preference Payment.” After payment of all preferential amounts to be paid to the holders of Series E Preferred, Series D Preferred and Series C Preferred, the holders of the Series A-2 Preferred shall be entitled to receive $1.35 from the assets of the Corporation for each share of Series A-2 Preferred, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting the Series A-2 Preferred. The amount to be received by holders of Series A-2 Preferred as aforesaid is referred to herein as the “Series A-2 Liquidation Preference Payment.” After payment of all preferential amounts to be paid to the holders of Series E Preferred, Series D Preferred, Series C Preferred and Series A-2 Preferred, the holders of the Series A-1 Preferred shall be entitled to receive $1.00 from the assets of the Corporation for each share of Series A-1 Preferred, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting the Series A-1 Preferred. The amount to be received by holders of Series A-1 Preferred as aforesaid is referred to herein as the “Series A-1 Liquidation Preference Payment.” After payment of all preferential amounts to be paid to the holders of Series E Preferred, Series D Preferred, Series C Preferred, Series A-2 Preferred and Series A-1 Preferred, the holders of the Series B-2 Preferred shall be entitled to receive $0.26 from the assets of the Corporation for each share of Series B-2 Preferred, which amount shall be subject to equitable adjustment wherever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting Series B-2 Preferred. The amount to be received by holders of Series B-2 Preferred as aforesaid is referred to herein as the “Series B-2 Liquidation Preference Payment.” After payments of all preferential amounts to be paid to the holders of Series E Preferred, Series D Preferred, Series C Preferred, Series A-2 Preferred, Series A-1 Preferred and Series B-2 Preferred, the holders of the Series B-1 Preferred shall be entitled to receive $0.048 from the assets of the Corporation for each share of Series B-1 Preferred, which amount shall be subject to equitable adjustment wherever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting the Series B-1 Preferred. The amount to be received by holders of Series B-1 Preferred as aforesaid is referred to herein as the “Series B-1 Liquidation Preference Payment.”
               (b) Upon any such liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit the payment in full of the Series E Liquidation Preference Payment, then the assets available for distribution shall be distributed among the holders of the Series E Preferred ratably in proportion to the full amount to which they would otherwise be entitled. If the assets of the Corporation available for distribution to its stockholders in any such event exceed the amount of the Series E Liquidation Preference Payment, the assets remaining after payment of such amount shall be paid ratably to the holders of the Series D Preferred until they have received full payment of the Series D Liquidation Preference Payment. If the assets of the Corporation available for distribution to its stockholders in any such event exceed the amount of the Series E Liquidation Preference Payment and the Series D Liquidation Preference Payment, the assets remaining after payment of such amount shall be paid ratably to the holders of the Series C Preferred until they have received full payment of the Series C Liquidation Preference Payment. If the assets of the Corporation available for distribution to its stockholders in any such event exceed the Series E Liquidation Preference Payment, Series D Liquidation Preference Payment and the Series C Liquidation Preference Payment, the assets remaining after payment of such amounts shall be paid ratably to the holders of the Series A-2 Preferred until they have received full payment of the Series A-2 Liquidation Preference Payment. If the assets of the Corporation available for distribution to its stockholders in any such event exceed the amount of the Series E Liquidation Preference Payment, Series D Liquidation Preference Payment, Series C Liquidation Preference Payment and Series A-2 Liquidation Preference Payment, the assets remaining after payment of such amount shall be paid ratably to the holders of the Series A-1 Preferred until they have received full payment of the Series A-1 Liquidation Preference Payment. If the assets of the Corporation available for distribution to its stockholders in any such event exceed the amount of the Series E Liquidation Preference Payment, Series D Liquidation Preference Payment, Series C Liquidation Preference Payment, Series A-2 Liquidation Preference Payment and Series A-1 Liquidation Preference Payment, the assets remaining after payment of such amount shall be paid ratably to the holders of the Series B-2 Preferred until they have received full payment of the Series B-2 Liquidation Preference Payment. If the assets of the Corporation available for distribution to its stockholders in any such event exceed the amount of Series E Liquidation Preference Payment, Series D Liquidation Preference Payment, Series C Liquidation Preference Payment, Series A-2 Liquidation Preference Payment, Series A-1 Liquidation Preference Payment and Series B-2 Liquidation Preference Payment, the assets remaining after payment of such amount shall be paid ratably to the holders of Series B-1 Preferred until they have received full payment of the Series B-1 Liquidation Preference Payment.
               (c) Upon the completion of the distribution required by Paragraphs 6.4(a) and 6.4(b) above, any remaining assets of the Corporation available for distribution shall be paid to the holders of Common Stock, Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred, pro rata based upon the number of shares of Common Stock held by each such holder (as if full conversion into Common Stock of all such Series B-1 Preferred, Series C Preferred, Series D Preferred and Series E Preferred had occurred), provided however, that the distributions to the holders of Series C Preferred shall be limited to $4.00 per share and the distribution to the holders of Series D Preferred and Series E Preferred, shall each be limited to $7.70 per share (in all such cases, adjusted for any stock splits, stock dividends, recapitalizations or the like) including amounts paid pursuant to Paragraphs 6.4(a) and 6.4(b) above.
               (d) Any reorganization, consolidation, merger or similar transaction or series of related transactions of the Corporation or its subsidiaries with, by or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation and its subsidiaries, including without limitation intangible assets, or a sale of the outstanding capital stock of the Corporation, in each such case, such that the stockholders of the Corporation prior to any such transaction or series of related transactions receive or retain in such transaction or series of related transactions less than 50% of the voting power of the surviving corporation following the closing of such transaction or series of related transactions, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.4.
               (e) Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where such payments shall be made, shall be given by mail, postage prepaid, or by fax, not less than 30 days prior to the payment date stated therein to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.
               (f) In lieu of receiving the preferential amounts specified in Paragraphs 6.4(a), 6.4(b) and 6.4(c) above, the holders of Preferred Stock may elect to convert such Preferred Stock to Common Stock pursuant to Paragraph 6.5.
          6.5 Conversions. The holders of shares of Preferred Stock shall have the following conversion rights:
               (a) Right to Convert. Subject to the terms and conditions of this Section 6.5, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Preferred Stock), to convert any such shares into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Value (as hereinafter defined) by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The Conversion Value shall equal at any time the product obtained by multiplying the number of shares of Preferred Stock to be converted by (i) $5.04, with respect to the Series E Preferred, (ii) $3.08, with respect to the Series D Preferred, (iii) $1.40, with respect to the Series C Preferred, (iv) $1.35, with respect to the Series A-2 Preferred, (v) $1.00, with respect to the Series A-1 Preferred, (vi) $0.26, with respect to the Series B-2 Preferred, and (vii) $0.048, with respect to the Series B-1 Preferred (with all such dollar amounts to be adjusted appropriately in the event of any stock dividend, stock split, combination or similar event affecting the Preferred Stock). The initial Conversion Price, as of the date this Fifth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, shall be $5.04 per share of Series E Preferred, $3.08 per share of Series D Preferred, $1.40 per share of Series C Preferred, $1.35 per share of Series A-2 Preferred, $1.00 per share of Series A-1 Preferred, $0.26 per share of Series B-2 Preferred, and $0.048 per share of Series B-1 Preferred and in each case shall be subject to adjustment as hereinafter provided. The rights of conversion referenced above shall be exercised by the holder thereof giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation. Any declared and unpaid dividends on such Preferred Stock being converted shall remain payable to the holders converting such shares on the specified payment date therefor.

               (b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6.5(a) and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver to the holder a certificate or certificates, registered in such name or names as such holder may direct, for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.
               (c) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the foregoing sentence, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the greater of (i) the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation and (ii) the pro rata amount of the Conversion Price of such fractional share. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion, the record date for which dividends is prior to the date such conversion is deemed to be effective as provided in subparagraph 6.5(b). Any declared and unpaid dividends on such Preferred Stock being converted shall remain payable to the holders converting such shares on the specified payment date therefor. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6.5(b) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.
               (d) Adjustment of Conversion Price Upon Issuance of Common Stock. Except as provided in subparagraph 6.5(f) and 6.5(g) below, if and whenever the Corporation shall issue or sell or is, in accordance with subparagraphs 6.5(d)(i) through 6.5(d)(vi), deemed to have issued or sold any shares of Common Stock for a consideration per share less than the Conversion Price for the Series A-1 Preferred, Series A-2 Preferred, Series B-2 Preferred, Series C Preferred, Series D Preferred or Series E Preferred in effect immediately prior to the time of such issuance or sale, then, forthwith upon such issuance or sale, the Conversion Price applicable to such series of Preferred Stock shall be reduced to an amount equal to the quotient obtained by dividing:
                    (x) an amount equal to the sum of (i) the number of shares of all Common Stock issued and outstanding or deemed in accordance with subparagraphs 6.5(d)(i) through 6.5(d)(vi) hereof to be issued and outstanding immediately prior to such issuance or sale (with each share of Preferred Stock being deemed for such purpose to be equal to the number of shares of Common Stock, including fractions of a share, into which such share is convertible immediately prior to such issuance or sale) multiplied by the Conversion Price for such series of Preferred Stock, subject to this adjustment in effect immediately prior to the time of such issuance or sale, plus (ii) the aggregate consideration received by the Corporation for such issuance or sale, by
                    (y) an amount equal to the sum of (i) the total number of shares of Common Stock issued and outstanding or deemed in accordance with subparagraphs 6.5(d)(i) through 6.5(d)(vi) hereof to be issued and outstanding immediately prior to such issuance or sale (with each share of Preferred Stock being deemed for such purpose to be equal to the number of shares of Common Stock, including fractions of a share, into which such share is convertible immediately prior to such issuance or sale), plus (ii) the number of shares of Common Stock actually issued or sold or deemed to have been issued or sold in accordance with subparagraphs 6.5(d)(i) through 6.5(d)(vi) hereof.
For purposes of this subparagraph (d), the following subparagraphs (i) to (vi) shall also be applicable:
                    (i) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect and applicable to the Series A-1 Preferred, Series A-2 Preferred, Series B-2 Preferred, Series C Preferred, Series D Preferred or Series E Preferred immediately prior to the time of the granting of such Options or the issuance or sale of Convertible Securities, then the shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph d(iii), no adjustment of the Conversion Price for any such series of Preferred Stock shall be made thereafter upon the actual issuance of such

Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.
                    (ii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect and applicable to the Series A-1 Preferred, Series A-2 Preferred, Series B-2 Preferred, Series C Preferred, Series D Preferred or Series E Preferred immediately prior to the time of such issuance or sale, then the shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (d)(iii), no further adjustment of the Conversion Price for any such series of Preferred Stock shall be made thereafter upon the actual issuance of such Common Stock or upon conversion or exchange of such Convertible Securities. If any such issuance or sale of such Convertible Securities is made upon exercise of any options to purchase any such Convertible Securities for which adjustments of the Conversion Price for any series of Preferred Stock have been or are to be made pursuant to other provisions of this subparagraph (d), no further adjustment of such Conversion Price shall be made by reason of such issuance or sale.
                    (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (d)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (d)(i) or (d)(ii), or the rate at which Convertible Securities referred to in subparagraph (d)(i) or (d)(ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price for the Series A-1 Preferred, Series A-2 Preferred, Series B-2 Preferred, Series C Preferred, Series D Preferred or Series E Preferred in effect at the time of such event shall forthwith be readjusted to the Conversion Price for such series of Preferred Stock which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment, such Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Options without exercise of any thereof or the termination of any such right to convert or exchange such Convertible Securities without conversion or exchange of any thereof, the Conversion Price for such series of Preferred Stock then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities never been issued.
                    (iv) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.
                    (v) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
                    (vi) Treasury Shares. The disposition of any shares owned or held by or for the account of the Corporation shall be considered an issuance or sale of Common Stock for the purposes of this subparagraph 6.5(d).
               (e) Automatic Conversion upon Public Offering or Election.
     (i) All outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock, at the then applicable conversion rate in the event of the closing of a firm commitment, underwritten public offering of shares of the Corporation at a public offering price of at least Seven Dollars and Fifty-Six Cents ($7.56) per share (as adjusted for a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting the Preferred Stock) resulting in aggregate gross proceeds to the Company equal to or greater than Fifty Million Dollars ($50,000,000.00) (a “Qualified Public Offering”).
     (ii) All outstanding shares of Series D Preferred, Series C Preferred, Series A-2 Preferred, Series A-1 Preferred, Series B-2 Preferred and Series B-1 Preferred shall automatically convert to shares of Common Stock, at the then applicable conversion rate, upon the vote, set forth in a written notice to the Corporation, of holders of Sixty-Six and Two-Thirds

Percent (66 2/3%) in interest of the outstanding Series D Preferred, Series C Preferred, Series A-2 Preferred, Series A-1 Preferred, Series B-2 Preferred and Series B-1 Preferred, voting together as a single class on an as-converted to Common Stock basis.
     (iii) All outstanding shares of Series E Preferred shall automatically convert to shares of Common Stock, at the then applicable conversion rate, upon the vote, set forth in a written notice to the Corporation, of holders of Sixty-Six and Two-Thirds Percent (66 2/3%) in interest of the Series E Preferred, voting together as a single class on an as-converted to Common Stock basis.
Upon the occurrence of any of the conversion events specified in this subparagraph 6.5(e), the holders of the applicable series of Preferred Stock shall be subject to the provisions set forth in subparagraph 6.5(b) above regarding issuance of certificates upon conversion and effective time of conversion.
               (f) Certain Issuances of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price for any series of Preferred Stock upon issuance of:
                    (i) Common Stock upon the conversion of any shares of Series E Preferred, Series D Preferred, Series C Preferred, Series A-2 Preferred, Series A-1 Preferred, Series B-2 Preferred or Series B-1 Preferred; or
                    (ii) shares of the Corporation’s Common Stock or related options or purchase agreements or other rights to acquire Common Stock issued to employees, officers and directors of, and consultants, customers, and vendors to, the Corporation or one of its subsidiaries or affiliated clinics, pursuant to any arrangement approved by at least a majority of the Board of Directors of the Corporation, including the Preferred Directors (other than capital stock or related options or purchase agreements, warrants, capital appreciation rights, calls, convertible shares or other rights issued in transactions with the primary purpose of raising capital); or
                    (iii) securities issued as consideration in connection with the acquisition of another corporation, partnership, limited liability company or other entity by the Corporation by merger, purchase of all or substantially all of the assets, or purchase of not less than 51% of the stock; or
                    (iv) any issuance of shares, options or warrants to be issued with the approval of the Preferred Directors, to (x) lenders in conjunction with the borrowing of working capital by the Corporation or (y) equipment leasing organizations in conjunction with any equipment leasing arrangements to which the Corporation is a party.
               (g) Certain Holders of Preferred Stock Excepted. Anything to the contrary notwithstanding in subparagraph 6.5(d):
(i) If the Corporation proposes to undertake a Dilutive Financing (as defined below) with respect to any series of Preferred Stock (other than any series of “Shadow Preferred Stock” as defined below), the Corporation shall give each holder of shares of such series of Preferred Stock written notice (the “Issuance Notice”) of such intention, describing in full detail the type and number of new securities to be issued, the price thereof and the terms and conditions upon which the Corporation proposes to effectuate such issuance. Each holder of shares of such series of Preferred Stock shall have fifteen (15) days from the date of the Issuance Notice to agree to purchase all or part of its Pro Rata Fraction of the securities in the Dilutive Financing for the price and upon the terms and conditions specified in the Issuance Notice, by giving written notice to the Company stating the quantity of such securities to be so purchased. If such holder fails to give such notice within the fifteen (15) day period, or fails to purchase its full Pro Rata Fraction (other than as a result of the refusal by the Corporation (or by other security holders who hold rights to purchase such securities) to allow such holder to so purchase its full Pro Rata Fraction), such holder shall be deemed to be a Nonparticipating Holder.
(ii) To the extent of the percentage of the full Pro Rata Fraction not purchased (the “Refused Percentage”) by each Nonparticipating Holder, that number of outstanding shares of Preferred Stock of the relevant series held by such Nonparticipating Holder equal to the product of (x) the number of shares of Preferred Stock of such series held by such Nonparticipating Holder, times (y) the Refused Percentage (with any fraction in the resulting number of shares being rounded up to the next higher whole number), shall no longer be entitled to any adjustments to the Conversion Price applicable to such series of Preferred Stock (if any), pursuant to subparagraph 6.5(d) and such Nonparticipating Holder, as to the number of shares of Preferred Stock of such series resulting from such calculation (the “Nonparticipating Shares”), shall be deemed to have waived, effective as of the closing (or first closing, if more than one closing) of the Dilutive Financing, (i) the reduction in the Conversion Price applicable to such series of Preferred Stock (if any) that would have resulted pursuant to subparagraph 6.5(d) from such, or any subsequent, issuance or sale, or deemed issuance or sale, and (ii) the right to receive, upon conversion of such holder’s Nonparticipating Shares, any additional shares of Common Stock that would have been issuable as a result of such reduction in such Conversion Price (if any), and such waiver shall be binding upon any transferee of the Nonparticipating Shares. If the application of the foregoing results in there being more than one Conversion Price for a particular series of Preferred Stock, then the Nonparticipating Shares held by each such Nonparticipating Holder shall automatically and without further action on the part of such holder be converted effective subject to and concurrently with the consummation of the Dilutive Financing (the “Dilutive Financing Date”) as follows: each Nonparticipating Share held by such Nonparticipating Holder shall be converted into one share of a newly created series of Preferred Stock (having such number of shares as the Board of Directors may by resolution fix) (each such newly created series of Preferred Stock, a “Shadow Preferred Stock” series) which such Shadow Preferred Stock series shall be identical in all respects to the applicable series of Preferred Stock of the Nonparticipating Shares, except that the Conversion Price of such Shadow Preferred Stock series shall be fixed immediately prior to the Dilutive Financing Date and shall be subject to no further adjustments in a manner similar to that provided in this subparagraph 6.5(g). The Board of Directors shall take all necessary actions to designate such new Shadow Preferred Stock series. Upon such conversion of Nonparticipating Shares into Shadow Preferred Stock, the Nonparticipating Shares so converted shall be cancelled and not subject to reissuance.

(iii) The holder of any Nonparticipating Shares of Shadow Preferred Stock pursuant to this subparagraph 6.5(g) hereof shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for the Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates for the Nonparticipating Shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the new series of Shadow Preferred Stock to which such holder is entitled. The person in whose name the certificate for such new series of Shadow Preferred Stock is to be issued shall be deemed to have become a stockholder of record on the Dilutive Financing Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.
(iv) For the purposes of this subparagraph 6.5(g):
(i) a “Dilutive Financing” with respect to any series of Preferred Stock (other than any series of Shadow Preferred Stock) shall mean the issuance or sale or deemed issuance or sale, of any shares of Common Stock for a consideration per share less than the Conversion Price for such series in effect immediately prior to the time of such issuance or sale, or deemed issuance or sale, but shall not include the issuances or deemed issuances specified in subparagraph 6.5(f).
(ii) “Pro Rata Fraction” for a holder shall mean a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of all shares of all series of Preferred Stock (other than any series of Shadow Preferred Stock) held by such holder and the denominator of which shall be the aggregate number of shares of Common Stock outstanding (with all shares of Preferred Stock included on an as-if-converted basis, other than any shares of Shadow Preferred Stock).
               (h) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price for each series of Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price for each series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased.
               (i) Reorganization or Reclassification. Subject to the provisions of Section 6.4 above, if any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.
               (j) Notice of Adjustment. Upon any adjustment of the Conversion Price for any series of Preferred Stock, the Corporation shall give written notice thereof, by first class mail, postage prepaid or by facsimile, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price for the series of Preferred Stock resulting from such adjustment, setting forth in reasonable detail the calculation upon which such adjustment is based.
               (k) Other Notices. In case at any time:
                    (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;
                    (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class, or other rights;
                    (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or
                    (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 10 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause shall also specify (1) in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (2) the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.
               (l) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.
               (m) Definition of Common Stock. As used herein, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, $0.01 par value per share, as constituted on the date of filing of this Fifth Amended and Restated Certificate of Incorporation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6.5(h).
     6.6 Extraordinary Corporate Transactions.
          (a) Except to the extent the following covenants and provisions of this Section 6.6(a) are waived in any instance by the holders of at least a majority of the outstanding shares of Series C Preferred or as otherwise specifically approved by the Board of Directors, which approval must include the affirmative vote or consent of the Series C Directors, the Corporation will not, until the occurrence of a Qualified Public Offering:
               1. Create, authorize or issue any class or series of capital stock with equity features or convertible into equity ranking on a parity with or senior to the Series C Preferred with respect to liquidation preferences, dilution protection, redemption rights, or payment of dividends, or otherwise having terms and conditions superior to the terms of the Series C Preferred.
               2. Materially adversely change the rights, preferences or privileges of the Series C Preferred or increase the authorized number of shares of the Series C Preferred.

               3. Sell, lease or otherwise dispose of (i) all or substantially all of the assets of the Corporation or any majority-owned subsidiary of the Corporation or (ii) any majority-owned subsidiary.
               4. Adopt a plan of liquidation, dissolution or winding up for the Corporation or any majority-owned subsidiary of the Corporation.
               5. Engage in any consolidation or merger with or into any other person or entity, or any other corporate reorganization, in which the stockholders of the Corporation or any majority-owned subsidiary of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the Corporation, such subsidiary or other entity surviving such transaction immediately after such transaction, or any transaction or series of related transactions in which in excess of 50% of the voting power of the Corporation or such subsidiary, as applicable, is transferred.
               6. Increase or decrease the size of the Board of Directors.
          (b) Except to the extent the following covenants and provisions of this Section 6.6(b) are waived in any instance by the holders of at least a Sixty-Six and Two-Thirds Percent (66 2/3%) in interest of the outstanding shares of Series D Preferred or as otherwise specifically approved by the Board of Directors, which approval must include the affirmative vote or consent of the Series D Director, the Corporation will not, until the occurrence of a Qualified Public Offering:
               1. Create, authorize or issue any class or series of capital stock with equity features or convertible into equity ranking on a parity with or senior to the Series D Preferred with respect to liquidation preferences, dilution protection, redemption rights, or payment of dividends, or otherwise having terms and conditions superior to the terms of the Series D Preferred (whether by amendment to this Fifth Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise).
               2. Materially adversely change the rights, preferences or privileges of the Series D Preferred (whether by amendment to this Fifth Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise) or increase the authorized number of shares of the Series D Preferred.
               3. Sell, lease or otherwise dispose of (i) all or substantially all of the assets of the Corporation or any majority-owned subsidiary of the Corporation or (ii) any majority-owned subsidiary of the Corporation.
               4. Adopt a plan of liquidation, dissolution or winding up for the Corporation or any majority-owned subsidiary of the Corporation.
               5. Engage in any consolidation or merger with or into any other person or entity, or any other corporate reorganization, in which the stockholders of the Corporation or any majority-owned subsidiary of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the

Corporation, such subsidiary or other entity surviving such transaction immediately after such transaction, or any transaction or series of related transactions in which in excess of 50% of the voting power of the Corporation or such subsidiary, as applicable, is transferred.
               6. Increase or decrease the size of the Board of Directors.
               7. Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than the Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation of such shares.
               8. Redeem or otherwise acquire any shares of Preferred Stock except as expressly authorized in paragraph 7 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Preferred Stock on the basis of the aggregate number of outstanding shares of Preferred Stock then held by each such holder.
          (c) Except to the extent the following covenants and provisions of this Section 6.6(c) are waived in writing in any instance by the holders of at least a Sixty-Six and Two-Thirds Percent (66 2/3%) in interest of the outstanding shares of Series E Preferred, the Corporation will not, until the occurrence of a Qualified Public Offering:
               1. Create, authorize or issue any class or series of capital stock with equity features or convertible into equity ranking on a parity with or senior to the Series E Preferred with respect to liquidation preferences, dilution protection, redemption rights, or payment of dividends, or otherwise having terms and conditions superior or equal to the terms of the Series E Preferred (whether by amendment to this Fifth Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise).
               2. Alter or change the rights, preferences or privileges of the Series E Preferred (whether by amendment to this Fifth Amended and Restated Certificate of Incorporation, merger, consolidation or otherwise).
     6.7 Restrictions on Alteration of Rights.
          (a) At any time when shares of Series A-1 Preferred are outstanding, in addition to any other vote required by law or the Corporation’s Fifth Amended and Restated Certificate of Incorporation, the Corporation will not without the approval of the holders of at least a majority of the then outstanding shares of Series A-1 Preferred, voting as a class, either in writing or by ballot at a duly called meeting, increase the authorized number of shares of Series A-1 Preferred or alter the powers, preferences or rights of the holders of shares of Series A-1 Preferred so as to affect them adversely; provided, however, that for purposes of the foregoing provision, the Corporation’s authorization of one or more series of securities with rights ranking senior to or equal to the rights designated to the Series A-1 Preferred shall not be deemed to affect the holders thereof adversely.
          (b) At any time when shares of Series A-2 Preferred are outstanding, in addition to any other vote required by law or the Corporation’s Fifth Amended and Restated Certificate of Incorporation, the Corporation will not without the approval of the holders of at least a majority of the then outstanding shares of Series A-2 Preferred, voting as a class, either in writing or by ballot at a duly called meeting, increase the authorized number of shares of Series A-2 Preferred or alter the powers, preferences or rights of the holders of shares of Series A-2 Preferred so as to affect them adversely; provided, however, that for purposes of the foregoing provision, the Corporation’s authorization of one or series of securities with rights ranking senior to or equal to the rights designated to the Series A-2 Preferred shall not be deemed to affect the holders thereof adversely.
          (c) At any time when shares of Series B-1 Preferred are outstanding, in addition to any other vote required by law or the Corporation’s Fifth Amended and Restated Certificate of Incorporation, the Corporation will not without the approval of the holders of at least a majority of the then outstanding shares of Series B-1 Preferred, voting as a class, either in writing or by ballot at a duly called meeting, increase the authorized number of shares of Series B-1 Preferred or alter the powers, preferences or rights of the holders of shares of Series B-1 Preferred so as to affect them adversely; provided, however, that for purposes of the foregoing provision, the Corporation’s authorization of one or more series of securities with rights ranking senior to or equal to the rights designated to the Series B-1 Preferred shall not be deemed to affect the holders thereof adversely.
          (d) At any time when shares of Series B-2 Preferred are outstanding, in addition to any other vote required by law or the Corporation’s Fifth Amended and Restated Certificate of Incorporation, the Corporation will not without the approval of the holders of at least a majority of the then outstanding shares of Series B-2 Preferred, voting as a class, either in writing or by ballot at a duly called meeting, increase the authorized number of shares of Series B-2 Preferred or alter the powers, preferences or rights of the holders of shares of Series B-2 Preferred so as to affect them adversely; provided, however, that for purposes of the foregoing provision, the Corporation’s authorization of one or more series of securities with rights ranking senior to or equal to the rights designated to the Series B-2 Preferred shall not be deemed to affect the holders thereof adversely.
     7. Redemption. The shares of Series E Preferred and Series D Preferred shall be redeemed as follows:
          7A. Optional Redemption. On or after April 15, 2009, at the written election of the holders of at least two-thirds in interest of the Series E Preferred and Series D Preferred, voting together as a single class, and upon notice to the Corporation, the Corporation shall redeem on the date specified in the notice (the “First Redemption Date”), 50% of all of the shares of Series E Preferred and Series D Preferred then outstanding. The Corporation shall redeem the remaining outstanding shares of Series E Preferred and Series D Preferred on the first anniversary of the First Redemption Date (the “Second Redemption Date”, and collectively with the First Redemption Date, the “Redemption Dates”).
          7B. Redemption Price and Payment. The shares of Series E Preferred to be redeemed on any Redemption Date shall be redeemed by paying for each share in cash an amount equal to $5.04 per share plus, in the case of each share, an amount equal to all dividends declared but unpaid thereon, computed to such Redemption Date, such amount being referred to as the “Series E Redemption Price”. The shares of Series D Preferred to be redeemed on any Redemption Date shall be redeemed by paying for each share in cash an amount equal to $3.08 per share plus, in the case of each share, an amount equal to all dividends declared but unpaid thereon, computed to such Redemption Date, such amount being referred to as the “Series D Redemption Price”. Such payment shall be made in full on the applicable Redemption Date to the holders entitled thereto.
          7C. Redemption Mechanics. At least 20, but not more than 30 days prior to each Redemption Date, written notice (the “Redemption Notice”) shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series E Preferred and Series D Preferred notifying such holder of the redemption and specifying the Series E Redemption Price and Series D Redemption Price, as applicable, the Redemption Dates, the number of shares of Series E Preferred and Series D Preferred, as applicable, to be redeemed from such holder on each Redemption Date (computed on a pro rata basis in accordance with the number of such shares held by all holders thereof) and the place where said Series E Redemption Price and Series D Redemption Price, as applicable, shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Series E Redemption Price and Series D Redemption Price, as applicable, all rights of holders of shares of Series E Preferred and Series D Preferred (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series E Preferred and Series D Preferred on a Redemption Date are insufficient to redeem the total number of shares of Series E Preferred and Series D Preferred to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Series E Preferred and Series D Preferred required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series E Preferred and Series D Preferred, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

          7D. Redeemed Shares to be Retired. Any shares of Series E Preferred and Series D Preferred redeemed pursuant to this paragraph 7 shall be cancelled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series E Preferred and Series D Preferred.
C. UNDESIGNATED PREFERRED STOCK
          The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.
ARTICLE V
STOCKHOLDER ACTION
Effective from and after the mandatory conversion of all outstanding shares of pre-IPO Preferred pursuant to Section 6.5(e) of Part B of Article IV of this Certificate of Incorporation (the time at which such mandatory conversion occurs being referred to herein as the “Mandatory Conversion Time”):
     1. Action without Meeting. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.
     2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI
DIRECTORS
A. Before and after the Mandatory Conversion Time:
     1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.
A. Effective from and after the Mandatory Conversion Time:
     2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.
     3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series or class of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Bryan Roberts, Jonathan Bush and Brandon Hull; the initial Class II Directors of the Corporation shall be Ann Lamont, Richard Foster and James Mann; and the initial Class III Directors of the Corporation shall be John Kane and Ruben King-Shaw, Jr. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2010. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
     Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series or class of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.
     4. Vacancies. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
     5. Removal. Subject to the rights, if any, of any series or class of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.
ARTICLE VII
LIMITATION OF LIABILITY
     A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
     Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.
ARTICLE VIII
AMENDMENT OF BY-LAWS
     1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

     2. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.
ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION
     The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Effective from and after the Mandatory Conversion Time, whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.
[End of Text]
THIS FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is
executed as of this                        day of                                          ,                      .

athenahealth, Inc.
By:
Name:
Title: